 Exhibit 99.1

Evergreen Energy Raises Approximately $9.3 Million through a
Registered Direct Offering

DENVER, March 16, 2010 — -Evergreen Energy Inc. (NYSE Arca: EEE) entered into definitive agreements with institutional investors in a registered direct offering of its Series C Convertible Preferred Stock (“preferred stock”) with gross proceeds of approximately $9.3 million. Evergreen expects to receive net proceeds of approximately $5.0 million, excluding transaction costs.  Approximately $4.3 million of the gross proceeds will be placed into an escrow account as a make-whole provision, which amounts will be released to pay the dividend and make-whole payment.  The securities were offered pursuant to a shelf registration statement on Form S-3 that was previously declared effective by the Securities and Exchange Commission (SEC) on January 19, 2010.
The preferred stock is convertible into shares of the Company’s common stock at the option of the investors at a conversion price of $0.3725 per share and will accrue a 9.26% cumulative dividend until March 16, 2015. If the preferred stock is converted at any time prior to March 16, 2015, the Company will pay the holder an amount equal to the total dividend that would accrue on the preferred stock from the conversion date through March 16, 2015, or $463.09 per $1,000 stated value of preferred stock converted, less any dividend payments made with respect to the converted preferred stock. The investors also will receive warrants to purchase an aggregate of 12,500,000 shares of the Company’s common stock. The warrants will have an exercise price of $0.31 per share and are exercisable at any time after the closing of the transaction and before the fifth anniversary of the initial exercise date.
Evergreen expects to use the net proceeds for general working capital purposes. The offering is expected to close on or before Friday, March 19, 2010, subject to the satisfaction of customary closing conditions.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq:RODM - News), acted as the exclusive placement agent for this transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the prospectus supplement together with the accompanying prospectus can be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov or from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®. GreenCert, which is owned exclusively by Evergreen, is a scientifically accurate, scalable environment intelligence solution that measures greenhouse gases and generates verifiable emissions credits. K-Fuel technology significantly improves the performance of low-rank coals yielding higher efficiency and lowering emissions. Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study. In addition, our ability to execute our business plan and develop the C-Lock Technology may be adversely impacted by the failure to complete the announced sale of  Buckeye, raise significant additional capital or effectively complete any restructure transaction on a timely basis to fund our business operations. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Kirsten Chapman & Becky Herrick
Lippert / Heilshorn & Associates
415.433.3777
bherrick@lhai.com

Evergreen Media Contact:
Adam Handelsman
Lippert / Heilshorn & Associates
212.838.3777
AHandelsman@lhai.com

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